Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator of the EnPro Industries, Inc. Retirement Savings Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-89576) on Form S-8 of EnPro Industries, Inc. of our report dated June 29, 2015, with respect to the statements of net assets available for benefits of the EnPro Industries, Inc. Retirement Savings Plan as of December 31, 2014 and 2013, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2014, which report appears in the December 31, 2014 annual report on Form 11-K of the EnPro Industries, Inc. Retirement Savings Plan.

/s/ GreerWalker, LLP

Charlotte, North Carolina
June 29, 2015